Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-8424	January 19, 2011
Rich Rosen, CFA (Investors)
(513) 534-3307
Debra DeCourcy, APR (Media)
(513) 579-4153

FIFTH THIRD BANCORP ANNOUNCES 2010 NET INCOME OF $753 MILLION

Fourth quarter net income of $333 million up 40 percent, earnings per share of $0.33 up 50 percent from third quarter 2010

•	4Q10 net income of $333 million versus 3Q10 net income of $238 million, up 40 percent

•	4Q10 net income available to common shareholders of $270 million, or $0.33 per diluted share, up 50 percent

•	Return on average assets 1.18 percent; return on average common equity 10.4 percent

•	Pre-provision net revenue (PPNR)* of $583 million; results included $21 million of investment portfolio securities gains and $17 million charge related to early extinguishment of debt

•	Overall credit results reflect effects of 3Q credit actions; trends otherwise remained stable or improving

•

Net charge-offs of $356 million (1.86 percent of loans and leases) vs. 3Q10 NCOs of $956 million (3Q10 included $510 million on the sale or transfer of loans to held-for-sale and $446 million of losses on remaining loan portfolio)

•	Total NPAs of $2.5 billion including held-for-sale declined $313 million or 11 percent sequentially to lowest level since 2008

•

NPA ratio of 2.79 percent down 143 bps, NPL ratio of 2.15 percent down 167 bps from 4Q09; nonperformers increased modestly on a sequential basis due to effect of 3Q10 actions on 4Q10 charge-offs of nonperforming loans (stable inflows but lower outflows)

•	NPL inflows remained stable sequentially at $467 million; down 43% from 4Q09

•	Total delinquencies (includes loans and leases 30-89 days past due and 90 days past due) declined 7 percent sequentially to lowest level since 1Q07

•	Sold (or received payments on) a majority of commercial loans transferred to held-for-sale in 3Q10

•	Provision expense of $166 million

•	Loan loss allowance of 3.88 percent of loans, 138 percent of nonperforming assets and 179 percent of nonperforming loans and leases

•

Period end loans and leases up $1.5 billion sequentially, or 2 percent; average loans and leases, including loans held-for-sale, up $294 million sequentially with growth in residential mortgage, auto, and C&I

•	Strong capital ratios; exceed Basel III proposed standards

•	Tier 1 common ratio 7.50 percent, up 16 bps sequentially; Tier 1 ratio 13.94 percent, up 9 bps; Total capital ratio 18.14 percent, down 14 bps

•	Tangible common equity ratio of 7.04 percent excluding unrealized gains/losses; 7.30 percent including unrealized gains/losses

•	Book value per share of $13.06; tangible book value per share of $9.94

•	Extended $26 billion of new and renewed credit in the fourth quarter

*	Pre-provision net revenue (PPNR): net interest income plus noninterest income minus noninterest expense.

Fifth Third Bancorp (Nasdaq: FITB) today reported full year 2010 net income of $753 million compared with net income of $737 million in 2009. 2010 net income available to common shareholders was $503 million or $0.63 per diluted share compared with 2009 net income of $511 million or $0.67 per diluted share. 2009 earnings benefited from a $1.1 billion after-tax gain on the processing business sale.

Fourth quarter 2010 net income was $333 million, compared with net income of $238 million in the third quarter and a net loss of $98 million in the fourth quarter of 2009. After preferred dividends, fourth quarter 2010 net income available to common shareholders was $270 million or $0.33 per diluted share, compared with third quarter net income of $175 million or $0.22 per diluted share, and a net loss of $160 million or $0.20 per diluted share in the fourth quarter of 2009.

Fourth quarter 2010 results included a $17 million charge related to the early extinguishment of $1.0 billion in FHLB borrowings and $21 million of investment portfolio securities gains. Third quarter 2010 net income included a pre-tax benefit, net of expenses, of $127 million from the settlement of litigation related to a bank-owned life insurance (BOLI) policy. Third quarter 2010 results also included the effect of actions taken to reduce credit risk. During the third quarter, $228 million of residential mortgage loans, largely nonperforming, were sold for $105 million, generating $123 million of additional net charge-offs. Additionally, $961 million of commercial loans were transferred to held-for-sale, a majority of which were nonperforming, generating $387 million of additional net charge-offs to mark the loans to estimated sales price. These actions resulted in total net charge-offs of $510 million and a reduction in Fifth Third’s allowance for loan and lease losses of approximately $337 million. Fourth quarter 2009 results included the benefit of a $20 million pre-tax mark-to-market adjustment on warrants related to the processing business sale, recorded in other noninterest income, and a $22 million pre-tax litigation reserve accrual recorded in other noninterest expense for litigation associated with bank card association membership.

Earnings Highlights

	For the Three Months Ended					% Change
	December 2010	September 2010	June 2010	March 2010	December 2009	Seq	Yr/Yr
Earnings ($ in millions)
Net income (loss) attributable to Bancorp	$333	$238	$192	($10)	($98)	40%	NM
Net income (loss) available to common shareholders	$270	$175	$130	($72)	($160)	54%	NM

Common Share Data
Earnings per share, basic	0.34	0.22	0.16	(0.09)	(0.20)	55%	NM
Earnings per share, diluted	0.33	0.22	0.16	(0.09)	(0.20)	50%	NM
Cash dividends per common share	0.01	0.01	0.01	0.01	0.01	—	—

Financial Ratios
Return on average assets	1.18%	0.84%	0.68%	(.04%)	(.35%)	40%	NM
Return on average common equity	10.4	6.8	5.2	(3.0)	(6.3)	53%	NM
Tier I capital	13.94	13.85	13.65	13.39	13.30	1%	5%
Tier I common equity	7.50	7.34	7.17	6.96	6.99	2%	7%
Net interest margin (a)	3.75	3.70	3.57	3.63	3.55	1%	6%
Efficiency (a)	62.6	56.2	62.1	62.5	63.1	11%	(1%)

Common shares outstanding (in thousands)	796,273	796,283	796,320	794,816	795,068	—	—
Average common shares outstanding
(in thousands):
Basic	791,072	791,017	790,839	790,473	790,442	—	—
Diluted	836,225	797,492	802,255	790,473	790,442	5%	6%

(a)	Presented on a fully taxable equivalent basis

NM: Not Meaningful

“This quarter’s earnings results continued to reflect improvements across the board,” said Kevin Kabat, president and CEO of Fifth Third Bancorp. “Net income of $333 million increased 40 percent from last quarter and EPS increased 50 percent. Return on assets (ROA) was 1.18 percent and return on average common equity (ROE) was 10.4 percent. We expect these returns to be lower in the first quarter of 2011 due to seasonality and a higher effective tax rate, but we currently expect ROA to meet or exceed approximately 1 percent next quarter, with second quarter ROA similar to this quarter’s levels. We expect returns on assets and equity to improve further in the longer term as a result of balance sheet growth, related efficiencies, lower credit costs, and a more robust economic environment.

Operating performance in the fourth quarter outpaced expectations, with pre-provision net revenue of $583 million. We saw a noticeable pick-up in loan production and loan balances increased $1.5 billion, the strongest organic growth we’ve seen in nearly three years. Low-cost deposit growth remained strong.

Credit trends continue to reflect underlying improvements. Net charge-offs dropped below 2 percent for the first time since 2Q08. Total nonperforming assets including loans held-for-sale declined 11 percent, as expected. Nonaccrual inflows continue to be at much lower levels than earlier in 2010 and in 2009 and that is expected to continue. Loan loss reserve coverage levels remain very strong, at 3.88 percent of loans, 179 percent of NPLs, and 138 percent of NPAs. We currently expect first quarter net charge-offs to be consistent with the fourth quarter, and for nonperforming assets and nonperforming loans to decline. We also expect provision expense to be lower than charge-offs and for reserve levels to continue to trend down, given our expectation of a stable to improving economic environment and credit trends.

Our capital levels are strong and we expect to readily meet and exceed proposed standards as they come into effect. We will manage our capital and its composition through an appropriate balancing of capital standards and our targets; our expectation that capital will continue to build through profitable results; and the distribution of capital to shareholders given our future capital generation and desired capital levels as well as regulatory expectations.

While the financial landscape and financial regulation continue to evolve, we believe our strengths in traditional lending and deposit-taking activities, and our strong customer service position us very well to compete and succeed in the future.”

Income Statement Highlights

	For the Three Months Ended					% Change
	December 2010	September 2010	June 2010	March 2010	December 2009	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$919	$916	$887	$901	$883	—	4%
Provision for loan and lease losses	166	457	325	590	776	(64%)	(79%)
Total noninterest income	656	827	620	627	651	(21%)	1%
Total noninterest expense	987	979	935	956	967	1%	2%

Income (loss) before income taxes (taxable equivalent)	422	307	247	(18)	(209)	38%	NM

Taxable equivalent adjustment	5	4	5	4	5	25%	—
Applicable income taxes	83	65	50	(12)	(116)	28%	NM

Net Income (loss)	334	238	192	(10)	(98)	40%	NM
Less: Net Income (loss) attributable to noncontrolling interest	1	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	333	238	192	(10)	(98)	40%	NM
Dividends on preferred stock	63	63	62	62	62	—	—

Net income (loss) available to common shareholders	270	175	130	(72)	(160)	54%	NM

Earnings per share, diluted	$0.33	$0.22	$0.16	($0.09)	($0.20)	50%	NM

NM: Not Meaningful

Net Interest Income

	For the Three Months Ended					% Change
	December 2010	September 2010	June 2010	March 2010	December 2009	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,109	$1,130	$1,121	$1,147	$1,148	(2%)	(3%)
Total interest expense	190	214	234	246	265	(11%)	(28%)

Net interest income (taxable equivalent)	$919	$916	$887	$901	$883	—	4%

Average Yield
Yield on interest-earning assets	4.52%	4.57%	4.51%	4.62%	4.61%	(1%)	(2%)
Yield on interest-bearing liabilities	1.04%	1.13%	1.23%	1.29%	1.39%	(8%)	(25%)

Net interest rate spread (taxable equivalent)	3.48%	3.44%	3.28%	3.33%	3.22%	1%	8%

Net interest margin (taxable equivalent)	3.75%	3.70%	3.57%	3.63%	3.55%	1%	6%

Average Balances ($ in millions)
Loans and leases, including held for sale	$79,148	$78,854	$78,807	$80,136	$79,920	—	(1%)
Total securities and other short-term investments	18,066	19,309	20,891	20,559	18,869	(6%)	(4%)
Total interest-bearing liabilities	72,657	75,076	76,415	77,655	75,815	(3%)	(4%)
Bancorp shareholders’ equity	14,007	13,852	13,563	13,518	13,724	1%	2%

Net interest income of $919 million on a taxable equivalent basis increased $3 million from the third quarter of 2010. The net interest margin was 3.75 percent, an increase of 5 bps from 3.70 percent in the previous quarter. The increase in net interest income and net interest margin reflected ongoing CD repricing and deposit mix shift out of CDs, as well as higher average loan balances and continued deposit pricing discipline, particularly in savings rates. These positive effects were partially offset by the reduced interest income due to the refinancing of the FTPS, LLC loan, strong commercial loan originations to high quality credits with lower yields, and higher securities premium amortization expense due to increased prepayments as a result of the rate environment.

Compared with the fourth quarter of 2009, net interest income increased $36 million and the net interest margin increased 20 bps, largely the result of the mix shift from higher cost term deposits to lower cost deposit products throughout the year, which more than offset the effect of a $10 million, or 4 bps, reduction in purchase accounting accretion on acquired loans and lower loan balances.

Securities

Average securities and other short-term investments were $18.1 billion in the fourth quarter of 2010, compared with $19.3 billion in the previous quarter and $18.9 billion in the fourth quarter of 2009. The primary driver of the sequential decline was a $1.0 billion decrease in average short-term investments due to lower cash balances held at the Fed. During the quarter, we prepaid $1.0 billion in FHLB debt. Additionally, a portion of portfolio cash flows was reinvested in retail branch originated mortgages, generally with maturities of 20 years or less.

Loans

	For the Three Months Ended					% Change
	December 2010	September 2010	June 2010	March 2010	December 2009	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$26,338	$26,344	$26,176	$26,294	$25,816	—	2%
Commercial mortgage	10,985	11,375	11,659	11,708	11,981	(3%)	(8%)
Commercial construction	2,171	2,885	3,160	3,700	4,024	(25%)	(46%)
Commercial leases	3,314	3,257	3,336	3,467	3,574	2%	(7%)

Subtotal - commercial loans and leases	42,808	43,861	44,331	45,169	45,395	(2%)	(6%)

Consumer:
Residential mortgage loans	8,382	7,837	7,805	7,976	8,129	7%	3%
Home equity	11,655	11,897	12,102	12,338	12,291	(2%)	(5%)
Automobile loans	10,825	10,517	10,170	10,185	8,973	3%	21%
Credit card	1,844	1,838	1,859	1,940	1,982	—	(7%)
Other consumer loans and leases	722	667	706	773	831	8%	(13%)

Subtotal - consumer loans and leases	33,428	32,756	32,642	33,212	32,206	2%	4%

Total average loans and leases (excluding held for sale)	$76,236	$76,617	$76,973	$78,381	$77,601	—	(2%)

Average loans held for sale	2,912	2,237	1,834	1,756	2,319	30%	26%

Average portfolio loan and lease balances were flat sequentially and declined 2 percent from the fourth quarter of 2009. During the fourth quarter of 2010, FTPS, LLC refinanced its $1.25 billion loan related to the processing joint venture into a larger syndicated loan structure in connection with an acquisition. The impact of this refinancing reduced quarterly average portfolio loan and lease balances by $552 million. Period end loan and lease balances increased $1.5 billion, despite the effect of an $842 million reduction in the balances of our loans with FTPS, LLC.

Average commercial portfolio loan and lease balances declined 2 percent sequentially and 6 percent from the fourth quarter of 2009. Commercial and industrial (C&I) average loans were flat sequentially, with strong originations during the quarter offset by the impact of the FTPS, LLC loan refinancing and the transfer of loans to held-for-sale at the end of the third quarter 2010. Compared with the fourth quarter of 2009, C&I average loans increased 2 percent. Year-over-year comparisons were affected by the addition of $724 million in C&I balances that were consolidated on January 1, 2010 due to an accounting change in U.S. GAAP. Average commercial mortgage and commercial construction loan balances declined by a combined 8 percent sequentially and 18 percent from the same period the previous year, reflecting low customer demand and tighter underwriting standards as well as the transfer of loans to loans held-for-sale at the end of the third quarter 2010. Commercial line usage, on an end of period basis for the fourth quarter, remained stable at 32.7 percent of committed lines versus 32.4 percent in the third quarter of 2010 and 32.7 percent in the fourth quarter of 2009.

Commercial portfolio period end loan balances were up $522 million, or 1 percent, driven by growth in C&I balances, which increased $889 million, or 3 percent, despite the approximate $850 million effect of the refinancing of the FTPS, LLC loan. This increase was partially offset by lower commercial construction and commercial mortgage loans as those portfolios continue to experience run-off.

Average consumer portfolio loan and lease balances were up 2 percent sequentially and increased 4 percent from the fourth quarter of 2009. Sequential comparisons were affected by the sale of $228 million of nonperforming residential mortgage loans at the end of the third quarter, but otherwise reflected growth in residential mortgage loans driven by increased originations and retention of loans in the portfolio. This growth was partially offset by lower home equity balances. Year-over-year growth in auto loans more than offset declines in home equity loans, consumer leases, and credit card balances. Mortgage growth included the effect of retaining approximately $890 million of mortgages, the majority of which were retail branch originated, initiated in the third quarter. Year-over-year comparisons were affected by $1.2 billion of securitized auto loans and $263 million of securitized home equity loans that were consolidated on January 1, 2010 due to the previously discussed accounting change.

Deposits

	For the Three Months Ended					% Change
	December 2010	September 2010	June 2010	March 2010	December 2009	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$21,066	$19,362	$19,406	$18,822	$18,137	9%	16%
Interest checking	17,578	17,142	18,652	19,533	16,324	3%	8%
Savings	20,602	19,905	19,446	18,469	17,540	4%	17%
Money market	4,985	4,940	4,679	4,622	4,279	1%	16%
Foreign office (a)	3,733	3,592	3,325	2,757	2,516	4%	48%

Subtotal - Transaction deposits	67,964	64,941	65,508	64,203	58,796	5%	16%
Other time	8,490	10,261	11,336	12,059	13,049	(17%)	(35%)

Subtotal - Core deposits	76,454	75,202	76,844	76,262	71,845	2%	6%
Certificates - $100,000 and over	4,858	6,096	6,354	7,049	8,200	(20%)	(41%)
Other	9	4	5	8	51	112%	(83%)

Total deposits	$81,321	$81,302	$83,203	$83,319	$80,096	—	2%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased 2 percent sequentially and 6 percent from the fourth quarter of 2009. Growth across all transaction deposit account categories offset sequential and year-over-year declines in consumer CDs. Average transaction deposits, excluding consumer time deposits, increased 5 percent from the third quarter of 2010 and 16 percent over the prior year quarter. Sequential growth was primarily driven by seasonally strong demand deposit account (DDA) and savings balances. Year-over-year performance was also due to growth in savings and DDA balances.

Retail average transaction deposits increased 4 percent sequentially and 14 percent from the fourth quarter of 2009 and reflected growth in DDA, savings, and checking account balances. Consumer CDs included in core deposits declined 17 percent sequentially and 35 percent year-over-year, reflecting maturities of higher priced CDs as well as current pricing strategies given our robust liquidity position.

Commercial average transaction deposits increased 5 percent sequentially and 18 percent from the previous year. Excluding public funds balances, commercial average transaction deposits increased 6 percent sequentially and 33 percent from the fourth quarter of 2009 driven by interest checking and DDA balances, reflecting excess customer liquidity. Average public funds balances were $5.1 billion, relatively flat sequentially and down $1.1 billion from the fourth quarter of 2009 due to ongoing pricing adjustments, which continue to reflect our excess liquidity position.

Noninterest Income

	For the Three Months Ended					% Change
	December 2010	September 2010	June 2010	March 2010	December 2009	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$140	$143	$149	$142	$159	(3%)	(12%)
Corporate banking revenue	103	86	93	81	89	21%	16%
Mortgage banking net revenue	149	232	114	152	132	(36%)	13%
Investment advisory revenue	93	90	87	91	86	4%	8%
Card and processing revenue	81	77	84	73	76	5%	7%
Other noninterest income	55	195	85	74	107	(72%)	(49%)
Securities gains, net	21	4	8	14	2	425%	950%
Securities gains, net - non-qualifying hedges on mortgage servicing rights	14	—	—	—	—	NM	NM

Total noninterest income	$656	$827	$620	$627	$651	(21%)	1%

NM: Not Meaningful

Noninterest income of $656 million decreased $171 million, or 21 percent, sequentially and was consistent with results a year ago. The sequential decline was driven by the $152 million benefit in the prior quarter from the settlement of litigation associated with one of the Bancorp’s BOLI policies as well as lower mortgage banking revenue, partially offset by growth in corporate banking revenue and securities gains. The year-over-year comparison reflected securities gains in the fourth quarter of 2010 as well as higher mortgage banking revenue, corporate banking revenue, investment advisory revenue, and card and processing revenue, which was largely offset by lower other noninterest income, described in detail below, and lower deposit services charges driven by the effect of Regulation E.

Fourth quarter 2010 results included $11 million in revenue associated with the transition service agreement (TSA) entered into as part of our processing business sale, under which the Bancorp provides services to the processing business to support its operations during the deconversion period. TSA revenue was $13 million in the third quarter of 2010 and $39 million in the fourth quarter of 2009. Fourth quarter results also included a $3 million positive valuation adjustment on warrants and puts related to the processing business sale, compared with $5 million in negative valuation adjustments on these instruments in the third quarter of 2010 and $20 million in positive valuation adjustments in the fourth quarter of 2009. Third quarter 2010 results included a benefit of $152 million from the settlement of litigation associated with one of the Bancorp’s BOLI policies. Excluding these items, as well as investment securities gains in all periods, noninterest income decreased $42 million, or 6 percent, from the previous quarter, driven by lower mortgage banking net revenue. On a year-over-year basis, noninterest income excluding the items mentioned above increased $31 million, or 5 percent, due to higher mortgage banking net revenue and investment advisory fees partially offset by lower service charges on deposits.

Service charges on deposits of $140 million decreased 3 percent sequentially and 12 percent compared with the same quarter last year. Retail service charges declined 9 percent from the previous quarter and declined 26 percent compared with the fourth quarter of 2009, largely due to the implementation of new overdraft regulations and overdraft policies. Commercial service charges increased 3 percent sequentially and increased 2 percent compared with last year.

Corporate banking revenue of $103 million increased 21 percent from the third quarter of 2010 and increased 16 percent from the same period last year. Sequential results were primarily driven by increased loan syndication fee revenue and lease remarketing fees, as well as growth in business lending fees and foreign exchange revenue due to higher loan volumes and seasonality. On a year-over-year basis, loan syndication fee revenue, lease remarketing fees, and revenue from interest rate derivative sales and business lending fees more than offset declines in institutional sales.

Investment advisory revenue of $93 million increased 4 percent sequentially and 8 percent from the fourth quarter of 2009. The sequential growth was driven by higher private client services revenue, institutional trust revenue, and brokerage fees due to market value increases as well as improved sales production resulting in strong net asset and account growth. On a year-over-year basis, improvement also reflected an overall increase in equity and bond market values.

Card and processing revenue was $81 million in the fourth quarter of 2010, up 5 percent sequentially and 7 percent from the fourth quarter of 2009. The sequential increase reflected positive seasonality and both sequential and year-over-year comparison periods were driven by higher transaction volumes.

Mortgage banking net revenue was $149 million in the fourth quarter of 2010, a decrease of $83 million from the very strong third quarter of 2010 and an increase of $17 million from the fourth quarter of 2009. Fourth quarter 2010 originations were $7.4 billion, an increase from $5.6 billion in the previous quarter and $4.8 billion in the fourth quarter of 2009. Fourth quarter 2010 originations resulted in gains of $158 million on mortgages sold compared with gains of $173 million during the previous quarter and $97 million during the same period in 2009. Gain on sale margins declined in the fourth quarter from record levels in the third quarter due to rising mortgage rates in the quarter and the closing of a higher than expected percentage of applications during the quarter. Mortgage servicing fees this quarter were $59 million, compared with $56 million in the third quarter of 2010 and $53 million in the fourth quarter of 2009. Mortgage banking revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were negative $67 million in the fourth quarter (reflecting MSR amortization of $47 million and MSR valuation adjustments of negative $20 million); positive $3 million in the third quarter of 2010 (MSR amortization of $43 million and MSR valuation adjustments of positive $46 million); and negative $18 million in the fourth quarter of 2009 ($27 million in MSR amortization and positive $9 million in MSR valuation adjustments). The mortgage-servicing asset, net of the valuation reserve, was $822 million at quarter end on a servicing portfolio of $54 billion.

Gains on securities held as non-qualifying hedges for the MSR were $14 million in the fourth quarter of 2010.

Other noninterest income totaled $55 million in the fourth quarter of 2010 compared with $195 million in the previous quarter and $107 million in the fourth quarter of 2009. Fourth quarter 2010 results included net losses of $14 million on commercial loans held-for-sale, as outlined more fully below. This quarter’s results also reflected $11 million of TSA revenue, $8 million of revenue from our equity interest in the processing business, and a $3 million positive valuation adjustment of warrants and puts related to the processing business sale. Third quarter 2010 results included the $152 million gain from the settlement of litigation related to a BOLI policy, $10 million of net losses on commercial loans held-for-sale, $13 million of TSA revenue, $7 million of revenue from our equity interest in the processing business, and a negative valuation adjustment of $5 million on warrants and puts related to the processing business sale. Fourth quarter 2009 results included $9 million of net losses on commercial loans held-for-sale, $39 million of TSA revenue, $8 million of revenue from our processing business equity interest, and a $20 million positive valuation adjustment of warrants and puts related to the processing business sale. Excluding these items, other noninterest income increased $9 million from the previous quarter, primarily due to the effects of lower credit-related costs, and decreased $2 million from the fourth quarter of 2009.

Net credit-related costs recognized in noninterest income were $34 million in the fourth quarter of 2010 versus $42 million last quarter and $31 million in the fourth quarter of 2009. This quarter we realized $21 million of net gains on sales of commercial loans held-for-sale and recorded $35 million of fair value charges on commercial loans held-for-sale. We also recorded $19 million of losses on other real estate owned (OREO). Third quarter 2010 results included net losses of $1 million on the sale of commercial loans held-for-sale, $9 million of fair value charges on commercial loans held-for-sale, and $29 million of losses on OREO. Fourth quarter 2009 results included net gains of $8 million on the sale of commercial loans held-for-sale, $17 million of fair value charges on commercial loans held-for-sale, and $21 million of losses on OREO.

Net gains on investment securities were $21 million in the fourth quarter of 2010, compared with investment securities gains of $4 million in the previous quarter and $2 million in the same period the previous year.

Noninterest Expense

	For the Three Months Ended					% Change
	December 2010	September 2010	June 2010	March 2010	December 2009	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$385	$360	$356	$329	$331	7%	16%
Employee benefits	73	82	73	86	69	(11%)	5%
Net occupancy expense	76	72	73	76	75	5%	1%
Technology and communications	52	48	45	45	47	8%	9%
Equipment expense	32	30	31	30	31	5%	3%
Card and processing expense	26	26	31	25	27	2%	(2%)
Other noninterest expense	343	361	326	365	387	(5%)	(11%)

Total noninterest expense	$987	$979	$935	$956	$967	1%	2%

Noninterest expense of $987 million increased $8 million sequentially and $20 million from a year ago. Fourth quarter 2010 results included $17 million of expenses related to the termination of $1 billion in FHLB funding. Third quarter 2010 results included $25 million in legal expenses associated with the previously described

BOLI settlement. Fourth quarter 2009 results included a $22 million reserve established for litigation associated with bank card association memberships. Excluding these items, noninterest expense was $970 million in the fourth quarter of 2010, compared with $954 million in the third quarter of 2010 and $945 million in the fourth quarter of 2009. This sequential and year-over-year increase was driven by higher compensation expense primarily due to revenue-based incentives, as well as investment in sales force expansion, partially offset by lower credit-related expenses. Each period included operating expenses related to the processing business that were largely offset by revenue under the TSA reported in other noninterest income.

Noninterest expenses incurred related to problem assets totaled $53 million in the fourth quarter of 2010, compared with $67 million in the third quarter of 2010 and $73 million in the fourth quarter of 2009. Fourth quarter credit-related expenses included mortgage repurchase expense of $20 million, compared with $45 million in the third quarter of 2010 and $17 million a year ago. (Realized mortgage repurchase losses were $23 million in the fourth quarter of 2010, compared with $29 million last quarter and $15 million in the fourth quarter of 2009.) Provision expense for unfunded commitments was a $4 million reduction in the allowance for unfunded commitments in the current quarter, compared with a $23 million reduction last quarter and $11 million of expense to increase this allowance a year ago. Derivative valuation adjustments related to customer credit risk were positive $1 million this quarter versus $8 million of expense last quarter and $2 million in gains a year ago. OREO expense was $11 million this quarter, compared with $9 million last quarter and $9 million a year ago. Other work out-related expenses were $27 million in the fourth quarter, compared with $28 million the previous quarter and $37 million in the same period last year.

Credit Quality

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2009	December 2010
Total net losses charged off ($ in millions)
Commercial and industrial loans	($85)	($237)	($104)	($161)	($183)
Commercial mortgage loans	(80)	(268)	(78)	(99)	(142)
Commercial construction loans	(11)	(121)	(43)	(78)	(135)
Commercial leases	3	(1)	—	(4)	(8)
Residential mortgage loans	(62)	(204)	(85)	(88)	(78)
Home equity	(65)	(66)	(61)	(73)	(82)
Automobile loans	(19)	(17)	(20)	(31)	(32)
Credit card	(33)	(36)	(42)	(44)	(44)
Other consumer loans and leases	(4)	(6)	(1)	(4)	(4)

Total net losses charged off	(356)	(956)	(434)	(582)	(708)

Total losses	(399)	(992)	(472)	(622)	(743)
Total recoveries	43	36	38	40	35

Total net losses charged off	($356)	($956)	($434)	($582)	($708)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	1.86%	4.95%	2.26%	3.01%	3.62%
Commercial	1.59%	5.66%	2.03%	3.07%	4.08%
Consumer	2.20%	4.00%	2.57%	2.93%	2.97%

Net charge-offs were $356 million in the fourth quarter of 2010, or 186 bps of average loans on an annualized basis. Third quarter 2010 net charge-offs were $956 million, or 495 bps of average loans on an annualized basis and included net losses of $510 million realized on the sale or transfer of loans to held-for-sale.

Excluding these losses, fourth quarter 2010 portfolio net-charge offs declined $90 million from third quarter 2010 portfolio net charge-offs of $446 million. Fourth quarter 2009 net charge-offs were $708 million. The decreases in net charge-offs from the prior quarters reflected continued improvement in the credit quality of loans in our portfolio as well as the benefit from the credit actions taken during the third quarter of 2010.

Commercial net charge-offs were $173 million, or 159 bps, compared with $627 million, or 566 bps, in the third quarter of 2010, which included $387 million in net charge-offs on the transfer of loans held-for-sale. Excluding these losses, commercial net charge-offs decreased $67 million from the $240 million of net portfolio losses in the previous quarter. C&I net losses in the portfolio were $85 million, compared with net portfolio losses of $129 million in the previous quarter and $108 million in net losses realized on loans transferred to held-for-sale. The sequential decrease in net portfolio losses was primarily driven by $32 million of improvement in losses on loans to companies in real-estate related industries. Commercial mortgage net losses in the portfolio totaled $80 million compared with net portfolio losses of $66 million in the third quarter and $202 million in net losses realized on loans transferred to held-for-sale. Commercial construction net losses in the portfolio were $11 million, compared with net portfolio losses of $44 million in the prior quarter and $77 million in net losses realized on loans transferred to held-for-sale. Net losses on residential builder and developer portfolio loans across the C&I and commercial real estate categories totaled $19 million, the lowest level experienced in several years. Originations of homebuilder/developer loans were suspended in 2007 and the remaining portfolio balance is $699 million, down from a peak of $3.3 billion in the second quarter of 2008.

Consumer net charge-offs were $183 million, or 220 bps, in the fourth quarter of 2010, compared with $329 million, or 400 bps, in the third quarter, which included $123 million in net charge-offs on the sale of residential mortgage loans during the third quarter. Excluding these losses, consumer net charge-offs decreased $23 million from $206 million in the third quarter. Net charge-offs on residential mortgage loans in the portfolio were $62 million, compared with portfolio losses of $81 million in the previous quarter and $123 million in net charge-offs on loans sold during the third quarter. Home equity net charge-offs were $65 million, consistent with last quarter. Net losses on brokered home equity loans represented 38 percent of fourth quarter home equity losses and 15 percent of the total home equity portfolio. The home equity portfolio included $1.7 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $19 million increased $2 million from the third quarter, primarily due to seasonality, and net losses on consumer credit card loans were $33 million, down $3 million from the previous quarter.

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$3,194	$3,693	$3,802	$3,749	$3,681
Impact of cumulative effect of change in accounting principle	—	—	—	45	—
Total net losses charged off	(356)	(956)	(434)	(582)	(708)
Provision for loan and lease losses	166	457	325	590	776

Allowance for loan and lease losses, ending	3,004	3,194	3,693	3,802	3,749

Reserve for unfunded commitments, beginning	231	254	260	294	284
Impact of cumulative effect of change in accounting principle	—	—	—	(43)	—
Provision for unfunded commitments	(4)	(23)	(6)	9	10

Reserve for unfunded commitments, ending	227	231	254	260	294

Components of allowance for credit losses:
Allowance for loan and lease losses	3,004	3,194	3,693	3,802	3,749
Reserve for unfunded commitments	227	231	254	260	294

Total allowance for credit losses	$3,231	$3,425	$3,947	$4,062	$4,043
Allowance for loan and lease losses ratio
As a percent of loans and leases	3.88%	4.20%	4.85%	4.91%	4.88%
As a percent of nonperforming loans and leases (a)	179%	202%	146%	139%	127%
As a percent of nonperforming assets (a)	138%	153%	124%	122%	116%

(a)	Excludes non accrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $166 million in the fourth quarter of 2010, a decrease of $291 million from the third quarter and down $610 million from the fourth quarter of 2009. The allowance for loan and lease losses represented 3.88 percent of total loans and leases outstanding as of quarter end, compared with 4.20 percent last quarter, and represented 179 percent of nonperforming loans and leases and 138 percent of nonperforming assets.

	As of
	December 2010	September 2010	June 2010	March 2010	December 2009
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$557	$525	$731	$746	$734
Commercial mortgage loans	407	464	773	853	898
Commercial construction loans	182	211	383	479	646
Commercial leases	11	30	45	55	67
Residential mortgage loans	152	124	282	266	275
Home equity	23	23	21	23	21
Automobile loans	1	1	1	1	1
Other consumer loans and leases	—	—	—	—	—

Total nonaccrual loans and leases	$1,333	$1,378	$2,236	$2,423	$2,642
Restructured loans and leases - commercial (nonaccrual)	141	31	48	39	47
Restructured loans and leases - consumer (nonaccrual)	206	175	246	271	258

Total nonperforming loans and leases	$1,680	$1,584	$2,530	$2,733	$2,947
Repossessed personal property	27	29	16	21	22
Other real estate owned (a)	467	469	423	375	275

Total nonperforming assets (b)	$2,174	$2,082	$2,969	$3,129	$3,244
Nonaccrual loans held for sale	247	680	163	239	220
Restructured loans - commercial (nonaccrual) held for sale	47	19	4	4	4

Total nonperforming assets including loans held for sale	$2,468	$2,781	$3,136	$3,372	$3,468

Restructured Consumer loans and leases (accrual)	$1,560	$1,652	$1,561	$1,480	$1,392
Restructured Commercial loans and leases (accrual)	$228	$146	$109	$76	$68

Total loans and leases 90 days past due	$274	$317	$397	$436	$567
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	2.15%	2.07%	3.30%	3.51%	3.82%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	2.79%	2.72%	3.87%	4.02%	4.22%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held-for-sale.

Total nonperforming assets, including loans held-for-sale, were $2.5 billion, a decline of $313 million, or 11 percent, from the previous quarter and reflected sales of commercial nonperforming loans moved to held-for-sale in the third quarter of 2010. Nonperforming assets held-for-investment (NPAs) at quarter end were $2.2 billion or 2.79 percent of total loans, leases and OREO, and increased $92 million, or 4 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $1.7 billion or 2.15 percent of total loans and leases, and increased $96 million, or 6 percent, from the third quarter. The increases in NPAs and NPLs were driven primarily by lower outflows from NPAs as a result of the transfer of and charge offs on the nonperforming loans transferred to held-for-sale in the third quarter of 2010.

Commercial portfolio NPAs at quarter-end were $1.7 billion, or 3.79 percent of commercial loans, leases and OREO, and increased $57 million, or 4 percent, from the third quarter. Commercial portfolio NPLs were $1.3 billion, or 2.99 percent of commercial loans and leases. Commercial construction portfolio NPAs were $259 million, a decline of $32 million from the previous quarter. Commercial mortgage portfolio NPAs were $679 million, which was consistent with the prior quarter. Commercial real estate loans in Michigan and Florida represented 50 percent of commercial real estate NPAs and 37 percent of our total commercial real estate portfolio. C&I portfolio NPAs of $696 million increased $102 million from the previous quarter. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs declined $21 million from the third quarter to $259 million, of which $86 million were commercial construction assets, $161 million were commercial mortgage assets and $12 million were C&I assets. Commercial portfolio NPAs included $141 million of nonaccrual troubled debt restructurings (TDRs), compared with $32 million last quarter, due to higher restructuring activity during the quarter.

Consumer portfolio NPAs of $513 million, or 1.50 percent of consumer loans, leases and OREO, increased $35 million from the third quarter. Consumer portfolio NPLs were $382 million, or 1.12 percent of consumer loans and leases, and increased $60 million from last quarter. Of consumer NPAs, $440 million were in residential real estate portfolios. Residential real estate loans in Michigan and Florida represented 37 percent of residential real estate NPAs and 34 percent of total residential real estate loans. Residential mortgage NPAs were $368 million, up $40 million from the previous quarter, due to lower outflows from NPAs as a result of last quarter’s portfolio sale. Home equity NPAs decreased $1 million from last quarter to $72 million. Credit card NPAs declined $2 million from the previous quarter to $56 million. Consumer nonaccrual TDRs were $206 million in the fourth quarter of 2010, compared with $175 million in the third quarter.

Fourth quarter OREO balances included in portfolio NPA balances described above were $467 million compared with $469 million in the third quarter of 2010, and included $312 million in commercial real estate assets, $100 million in residential mortgage assets, $41 million in C&I assets, and $16 million in home equity assets. Repossessed personal property of $27 million largely consisted of autos.

Loans still accruing over 90 days past due were $274 million, down $43 million, or 14 percent, from the third quarter of 2010. Commercial balances 90 days past due of $30 million decreased $34 million sequentially. Consumer balances 90 days past due of $244 million declined $9 million from the previous quarter. Loans 30-89 days past due of $636 million decreased $31 million, or 5 percent, from the previous quarter. Commercial balances 30-89 days past due of $207 million declined $45 million, or 18 percent, sequentially and consumer balances 30-89 days past due of $428 million were up $14 million from the third quarter, largely due to seasonality.

At quarter-end, we held $294 million of commercial nonaccrual loans for sale, compared with $699 million at the end of the third quarter. During the quarter, we transferred approximately $18 million of loans from loans held-for-sale to OREO. We recorded negative valuation adjustments of $35 million on held-for-sale loans and we recorded net gains of $20 million on loans that were sold or settled during the quarter.

Capital Position

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Capital Position
Average shareholders’ equity to average assets	12.52%	12.38%	12.04%	11.92%	12.31%
Tangible equity (a)	10.42%	10.04%	9.89%	9.67%	9.71%
Tangible common equity (excluding unrealized gains/losses) (a)	7.04%	6.70%	6.55%	6.37%	6.45%
Tangible common equity (including unrealized gains/losses) (a)	7.30%	7.06%	6.91%	6.61%	6.64%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	7.59%	7.40%	7.23%	7.04%	7.06%

Regulatory capital ratios: (c)
Tier I capital	13.94%	13.85%	13.65%	13.39%	13.30%
Total risk-based capital	18.14%	18.28%	17.99%	17.54%	17.48%
Tier I leverage	12.79%	12.54%	12.24%	12.00%	12.34%
Tier I common equity (a)	7.50%	7.34%	7.17%	6.96%	6.99%
Book value per share	13.06	12.86	12.65	12.31	12.44
Tangible book value per share (a)	9.94	9.74	9.51	9.16	9.26

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio increased 16 bps to 7.50 percent, the Tier 1 capital ratio increased 9 bps to 13.94 percent and the Total capital ratio decreased 14 bps to 18.14 percent. The tangible common equity to tangible assets ratio increased 34 bps to 7.04 percent excluding unrealized gains/losses, and increased 24 bps to 7.30 percent including unrealized gains/losses.

Book value per share at December 31, 2010 was $13.06 and tangible book value per share was $9.94, compared with September 30, 2010 book value per share of $12.86 and tangible book value per share of $9.74.

Average diluted common shares of 836 million shares increased 39 million shares from the third quarter of 2010. Due to the level of the fourth quarter 2010 earnings, the reporting of results under the “if converted” method resulted in an increase in our diluted share count for the quarter, due to the inclusion of all shares underlying the Series G convertible preferred shares. In prior quarters, these shares were excluded from the diluted EPS calculation, as their impact would have been anti-dilutive to EPS. These shares are not included in the diluted shares count for the full year ended 2010 because they are anti-dilutive to the full year earnings per share computation. Additionally, this had no impact on end of period common shares outstanding, which were 796 million in the third and fourth quarters of 2010.

The Bank for International Settlements (BIS) recently proposed new capital rules for Internationally Active banks, known as “Basel III.” Fifth Third is subject to U.S. bank regulations for capital, which have not yet been issued in response to the Basel proposals. Fifth Third’s capital levels exceed current U.S. “well-capitalized” standards and proposed Basel III standards, and we expect Fifth Third’s capital levels to continue to exceed U.S. “well-capitalized” standards including the adoption of U.S. rules that incorporate changes contemplated under Basel III.

Fifth Third’s Tier 1 and Total capital levels at 12/31/10 included $3.4 billion of preferred stock, or approximately 3.4 percent of risk weighted assets, issued under the U.S. Treasury’s Capital Purchase Program. Tier 1 and Total capital levels also included $2.8 billion of Trust Preferred securities, or 2.8 percent of risk weighted assets. Under the Dodd-Frank financial reform legislation recently passed, these Trust Preferred securities are intended to be phased out of Tier 1 capital over three years beginning in 2013. The BIS also issued proposals that would include a phase-out of these securities, although over a longer period. To the extent these securities remain outstanding during and after the phase-in period, they would be expected to continue to be included in Total capital, subject to prevailing U.S. capital standards. The BIS has also proposed adjustments to definitions of capital, including what is to be included in its definition of common equity, and to risk weightings applied to certain types of assets. We do not currently expect these proposed adjustments to negatively affect Fifth Third’s common equity capital levels and for any positive effect to be modest.

We expect to manage our capital structure – including the components represented by common equity and non-common equity – over time to adapt to the effect of legislation, changes in U.S. bank capital regulations reflecting changes to BIS capital rules, and our goals for capital levels and capital composition as appropriate given any changes in rules.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 5:30 p.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Wednesday, February 2nd by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 38327453#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2010, the Company had $111 billion in assets and operated 15 affiliates with 1,312 full-service Banking Centers, including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,445 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2010, had $266 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating Fifth Third Processing Solutions from Fifth Third; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth;(22) ability to secure confidential information through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for December 31, 2010

Table of Contents

Financial Highlights	20-21
Consolidated Statements of Income	22
Consolidated Statements of Income (Taxable Equivalent)	23
Consolidated Balance Sheets	24-25
Consolidated Statements of Changes in Shareholders’ Equity	26
Average Balance Sheet and Yield Analysis	27-29
Summary of Loans and Leases	30
Regulatory Capital	31
Summary of Credit Loss Experience	32
Asset Quality	33
Regulation G Non-GAAP Reconciliation	34
Segment Presentation	35

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2010	September 2010	December 2009	Seq	Yr/Yr	December 2010	December 2009	Yr/Yr
Income Statement Data
Net interest income (a)	$919	$916	$883	—	4%	$3,622	$3,374	7%
Noninterest income	656	827	651	(21%)	1%	2,729	4,782	(43%)
Total revenue (a)	1,575	1,743	1,534	(10%)	3%	6,351	8,156	(22%)
Provision for loan and lease losses	166	457	776	(64%)	(79%)	1,538	3,543	(57%)
Noninterest expense	987	979	967	1%	2%	3,855	3,826	1%
Net income (loss) attributable to Bancorp	333	238	(98)	40%	NM	753	737	2%
Net income (loss) available to common shareholders	270	175	(160)	54%	NM	503	511	(1%)

Common Share Data
Earnings per share, basic	$0.34	$0.22	($0.20)	55%	NM	$0.63	$0.73	(14%)
Earnings per share, diluted	0.33	0.22	(0.20)	50%	NM	0.63	0.67	(6%)
Cash dividends per common share	0.01	0.01	0.01	—	—	0.04	0.04	—
Book value per share	13.06	12.86	12.44	2%	5%	13.06	12.44	5%
Market price per share	14.68	12.03	9.75	22%	51%	14.68	9.75	51%
Common shares outstanding (in thousands)	796,273	796,283	795,068	—	—	796,273	795,068	—
Average common shares outstanding (in thousands):
Basic	791,072	791,017	790,442	—	—	790,852	696,452	14%
Diluted	836,225	797,492	790,442	5%	6%	799,381	726,508	10%
Market capitalization	$11,689	$9,579	$7,752	22%	51%	$11,689	$7,752	51%

Financial Ratios
Return on assets	1.18%	0.84%	(0.35%)	40%	NM	0.67%	0.64%	5%
Return on average common equity	10.4%	6.8%	(6.3%)	53%	NM	5.0%	5.6%	(11%)
Noninterest income as a percent of total revenue	42%	47%	42%	(11%)	—	43%	59%	(27%)
Average equity as a percent of average assets	12.52%	12.38%	12.31%	1%	2%	12.22%	11.36%	8%
Tangible equity (b) (d)	10.42%	10.04%	9.71%	4%	7%	10.42%	9.71%	7%
Tangible common equity (c) (d)	7.04%	6.70%	6.45%	5%	9%	7.04%	6.45%	9%
Net interest margin (a)	3.75%	3.70%	3.55%	1%	6%	3.66%	3.32%	10%
Efficiency (a)	62.6%	56.2%	63.1%	11%	(1%)	60.7%	46.9%	29%
Effective tax rate	20.0%	21.5%	54.4%	(7%)	(63%)	19.8%	3.9%	408%

Credit Quality
Net losses charged off	$356	$956	$708	(63%)	(50%)	$2,328	$2,581	(10%)
Net losses charged off as a percent of average loans and leases	1.86%	4.95%	3.62%	(62%)	(49%)	3.02%	3.20%	(6%)
Allowance for loan and lease losses as a percent of loans and leases	3.88%	4.20%	4.88%	(8%)	(20%)	3.88%	4.88%	(20%)
Allowance for credit losses as a percent of loans and leases	4.17%	4.51%	5.27%	(8%)	(21%)	4.17%	5.27%	(21%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.79%	2.72%	4.22%	3%	(34%)	2.79%	4.22%	(34%)

Average Balances
Loans and leases, including held for sale	$79,148	$78,854	$79,920	—	(1%)	$79,232	$83,391	(5%)
Total securities and other short-term investments	18,066	19,309	18,869	(6%)	(4%)	19,699	18,135	9%
Total assets	111,858	111,854	111,505	—	—	112,434	114,856	(2%)
Transaction deposits (f)	67,964	64,941	58,796	5%	16%	65,662	55,235	19%
Core deposits (g)	76,454	75,202	71,845	2%	6%	76,188	69,338	10%
Wholesale funding (h)	17,269	19,236	22,107	(10%)	(22%)	18,917	28,539	(34%)
Bancorp shareholders’ equity	14,007	13,852	13,724	1%	2%	13,737	13,053	5%

Regulatory Capital Ratios (i)
Tier I capital	13.94%	13.85%	13.30%	1%	5%	13.94%	13.30%	5%
Total risk-based capital	18.14%	18.28%	17.48%	(1%)	4%	18.14%	17.48%	4%
Tier I leverage	12.79%	12.54%	12.34%	2%	4%	12.79%	12.34%	4%
Tier I common equity (d)	7.50%	7.34%	6.99%	2%	7%	7.50%	6.99%	7%

Operations
Banking centers	1,312	1,309	1,309	—	—	1,312	1,309	—
ATMs	2,445	2,390	2,358	2%	4%	2,445	2,358	4%
Full-time equivalent employees	20,838	20,667	20,998	1%	(1%)	20,838	20,998	(1%)

(a)	Presented on a fully taxable equivalent basis
(b)	The tangible equity ratio is calculated as tangible equity (shareholders’ equity less goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and tax effected accumulated other comprehensive income.)
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill intangible assets and accumulated other comprehensive income) divided by tangible assets (defined above.)
(d)	The tangible equity, tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Income Statement Data
Net interest income (a)	$919	$916	$887	$901	$883
Noninterest income	656	827	620	627	651
Total revenue (a)	1,575	1,743	1,507	1,528	1,534
Provision for loan and lease losses	166	457	325	590	776
Noninterest expense	987	979	935	956	967
Net income (loss) attributable to Bancorp	333	238	192	(10)	(98)
Net income (loss) available to common shareholders	270	175	130	(72)	(160)

Common Share Data
Earnings per share, basic	$0.34	$0.22	$0.16	($0.09)	($0.20)
Earnings per share, diluted	0.33	0.22	0.16	(0.09)	(0.20)
Cash dividends per common share	0.01	0.01	0.01	0.01	0.01
Book value per share	13.06	12.86	12.65	12.31	12.44
Market price per share	14.68	12.03	12.29	13.56	9.75
Common shares outstanding (in thousands)	796,273	796,283	796,320	794,816	795,068
Average common shares outstanding (in thousands):
Basic	791,072	791,017	790,839	790,473	790,442
Diluted	836,225	797,492	802,255	790,473	790,442
Market capitalization	$11,689	$9,579	$9,787	$10,778	$7,752

Financial Ratios
Return on assets	1.18%	0.84%	0.68%	(0.04%)	(0.35%)
Return on average common equity	10.4%	6.8%	5.2%	(3.0%)	(6.3%)
Noninterest income as a percent of total revenue	42%	47%	41%	41%	42%
Average equity as a percent of average assets	12.52%	12.38%	12.04%	11.92%	12.31%
Tangible equity (b) (d)	10.42%	10.04%	9.89%	9.67%	9.71%
Tangible common equity (c) (d)	7.04%	6.70%	6.55%	6.37%	6.45%
Net interest margin (a)	3.75%	3.70%	3.57%	3.63%	3.55%
Efficiency (a)	62.6%	56.2%	62.1%	62.5%	63.1%
Effective tax rate	20.0%	21.5%	20.5%	53.0%	54.4%

Credit Quality
Net losses charged off	$356	$956	$434	$582	$708
Net losses charged off as a percent of average loans and leases	1.86%	4.95%	2.26%	3.01%	3.62%
Allowance for loan and lease losses as a percent of loans and leases	3.88%	4.20%	4.85%	4.91%	4.88%
Allowance for credit losses as a percent of loans and leases	4.17%	4.51%	5.18%	5.25%	5.27%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	2.79%	2.72%	3.87%	4.02%	4.22%

Average Balances
Loans and leases, including held for sale	$79,148	$78,854	$78,807	$80,136	$79,920
Total securities and other short-term investments	18,066	19,309	20,891	20,559	18,869
Total assets	111,858	111,854	112,613	113,433	111,505
Transaction deposits (f)	67,964	64,941	65,508	64,203	58,796
Core deposits (g)	76,454	75,202	76,844	76,262	71,845
Wholesale funding (h)	17,269	19,236	18,977	20,215	22,107
Bancorp shareholders’ equity	14,007	13,852	13,563	13,518	13,724

Regulatory Capital Ratios (i)
Tier I capital	13.94%	13.85%	13.65%	13.39%	13.30%
Total risk-based capital	18.14%	18.28%	17.99%	17.54%	17.48%
Tier I leverage	12.79%	12.54%	12.24%	12.00%	12.34%
Tier I common equity (d)	7.50%	7.34%	7.17%	6.96%	6.99%

Operations
Banking centers	1,312	1,309	1,309	1,309	1,309
ATMs	2,445	2,390	2,362	2,364	2,358
Full-time equivalent employees	20,838	20,667	20,479	20,038	20,998

(a)	Presented on a fully taxable equivalent basis
(b)	The tangible equity ratio is calculated as tangible equity (shareholders’ equity less goodwill, intangible assets and accumulated other comprehensive income) divided by tangible assets (total assets less goodwill, intangible assets and tax effected accumulated other comprehensive income.)
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill intangible assets and accumulated other comprehensive income) divided by tangible assets (defined above.)
(d)	The tangible equity, tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers
(g)	Includes transaction deposits plus other time deposits
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt
(i)	Current period regulatory capital ratios are estimates

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	December 2010	September 2010	December 2009	Seq	Yr/Yr	December 2010	December 2009	Yr/Yr
Interest Income
Interest and fees on loans and leases	$950	$962	$957	(1%)	(1%)	$3,823	$3,934	(3%)
Interest on securities	152	161	186	(6%)	(18%)	658	733	(10%)
Interest on other short-term investments	2	3	—	(51%)	NM	8	1	NM

Total interest income	1,104	1,126	1,143	(2%)	(3%)	4,489	4,668	(4%)

Interest Expense
Interest on deposits	118	141	194	(16%)	(39%)	591	953	(38%)
Interest on short-term borrowings	1	1	2	(9%)	(38%)	4	43	(91%)
Interest on long-term debt	71	72	69	(2%)	4%	290	318	(9%)

Total interest expense	190	214	265	(11%)	(28%)	885	1,314	(33%)

Net Interest Income	914	912	878	—	4%	3,604	3,354	7%

Provision for loan and lease losses	166	457	776	(64%)	(79%)	1,538	3,543	(57%)

Net interest income (loss) after provision for loan and lease losses	748	455	102	64%	637%	2,066	(189)	NM

Noninterest Income
Service charges on deposits	140	143	159	(3%)	(12%)	574	632	(9%)
Corporate banking revenue	103	86	89	21%	16%	364	372	(2%)
Mortgage banking net revenue	149	232	132	(36%)	13%	647	553	17%
Investment advisory revenue	93	90	86	4%	8%	361	326	11%
Card and processing revenue	81	77	76	5%	7%	316	615	(49%)
Gain on sale of processing business	—	—	—	NM	NM	—	1,758	(100%)
Other noninterest income	55	195	107	(72%)	(49%)	406	479	(15%)
Securities gains (losses), net	21	4	2	425%	950%	47	(10)	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	14	—	—	NM	NM	14	57	(75%)

Total noninterest income	656	827	651	(21%)	1%	2,729	4,782	(43%)

Noninterest Expense
Salaries, wages and incentives	385	360	331	7%	16%	1,430	1,339	7%
Employee benefits	73	82	69	(11%)	5%	314	311	1%
Net occupancy expense	76	72	75	5%	1%	298	308	(3%)
Technology and communications	52	48	47	8%	9%	189	181	5%
Equipment expense	32	30	31	5%	3%	122	123	—
Card and processing expense	26	26	27	2%	(2%)	108	193	(44%)
Other noninterest expense	343	361	387	(5%)	(11%)	1,394	1,371	2%

Total noninterest expense	987	979	967	1%	2%	3,855	3,826	1%

Income (loss) before income taxes	417	303	(214)	38%	NM	940	767	23%
Applicable income taxes	83	65	(116)	28%	NM	187	30	523%

Net Income (loss)	334	238	(98)	40%	NM	753	737	2%
Less: Net income attributable to noncontrolling interest	1	—	—	NM	NM	—	—	NM

Net income (loss) attributable to Bancorp	333	238	(98)	40%	NM	753	737	2%
Dividends on preferred stock	63	63	62	—	2%	250	226	11%

Net income (loss) available to common shareholders	$270	$175	($160)	54%	NM	$503	$511	(1%)

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Interest Income
Interest and fees on loans and leases	$950	$962	$951	$960	$957
Interest on securities	152	161	163	182	186
Interest on other short-term investments	2	3	2	1	—

Total interest income	1,104	1,126	1,116	1,143	1,143
Taxable equivalent adjustment	5	4	5	4	5

Total interest income (taxable equivalent)	1,109	1,130	1,121	1,147	1,148

Interest Expense
Interest on deposits	118	141	161	171	194
Interest on short-term borrowings	1	1	1	1	2
Interest on long-term debt	71	72	72	74	69

Total interest expense	190	214	234	246	265

Net interest income (taxable equivalent)	919	916	887	901	883

Provision for loan and lease losses	166	457	325	590	776

Net interest income (taxable equivalent) after provision for loan and lease losses	753	459	562	311	107

Noninterest Income
Service charges on deposits	140	143	149	142	159
Corporate banking revenue	103	86	93	81	89
Mortgage banking net revenue	149	232	114	152	132
Investment advisory revenue	93	90	87	91	86
Card and processing revenue	81	77	84	73	76
Gain on sale of processing business	—	—	—	—	—
Other noninterest income	55	195	85	74	107
Securities gains (losses), net	21	4	8	14	2
Securities gains, net - non-qualifying hedges on mortgage servicing rights	14	—	—	—	—

Total noninterest income	656	827	620	627	651

Noninterest Expense
Salaries, wages and incentives	385	360	356	329	331
Employee benefits	73	82	73	86	69
Net occupancy expense	76	72	73	76	75
Technology and communications	52	48	45	45	47
Equipment expense	32	30	31	30	31
Card and processing expense	26	26	31	25	27
Other noninterest expense	343	361	326	365	387

Total noninterest expense	987	979	935	956	967

Income (loss) before income taxes (taxable equivalent)	422	307	247	(18)	(209)
Taxable equivalent adjustment	5	4	5	4	5

Income (loss) before income taxes	417	303	242	(22)	(214)
Applicable income taxes	83	65	50	(12)	(116)

Net Income (loss)	334	238	192	(10)	(98)
Less: Net Income attributable to noncontrolling interest	1	—	—	—	—

Net income (loss) attributable to Bancorp	333	238	192	(10)	(98)
Dividends on preferred stock	63	63	62	62	62

Net income (loss) available to common shareholders	$270	$175	$130	($72)	($160)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	December 2010	September 2010	December 2009	Seq	Yr/Yr
Assets
Cash and due from banks	$2,159	$2,215	$2,318	(3%)	(7%)
Available-for-sale and other securities (a)	15,414	15,975	18,213	(4%)	(15%)
Held-to-maturity securities (b)	353	354	355	—	(1%)
Trading securities	294	320	355	(8%)	(17%)
Other short-term investments	1,515	3,271	3,369	(54%)	(55%)
Loans held for sale	2,216	2,733	2,067	(19%)	7%
Portfolio loans and leases:
Commercial and industrial loans	27,191	26,302	25,683	3%	6%
Commercial mortgage loans	10,845	10,985	11,803	(1%)	(8%)
Commercial construction loans	2,048	2,349	3,784	(13%)	(46%)
Commercial leases	3,378	3,304	3,535	2%	(4%)
Residential mortgage loans	8,956	7,975	8,035	12%	11%
Home equity	11,513	11,774	12,174	(2%)	(5%)
Automobile loans	10,983	10,738	8,995	2%	22%
Credit card	1,896	1,832	1,990	4%	(5%)
Other consumer loans and leases	681	750	780	(9%)	(13%)

Portfolio loans and leases	77,491	76,009	76,779	2%	1%
Allowance for loan and lease losses	(3,004)	(3,194)	(3,749)	(6%)	(20%)

Portfolio loans and leases, net	74,487	72,815	73,030	2%	2%
Bank premises and equipment	2,389	2,377	2,400	1%	—
Operating lease equipment	479	470	499	2%	(4%)
Goodwill	2,417	2,417	2,417	—	—
Intangible assets	62	72	106	(14%)	(41%)
Servicing rights	822	599	700	37%	17%
Other assets	8,400	8,704	7,551	(3%)	11%

Total assets	$111,007	$112,322	$113,380	(1%)	(2%)

Liabilities
Deposits:
Demand	$21,413	$20,109	$19,411	6%	10%
Interest checking	18,560	17,225	19,935	8%	(7%)
Savings	20,903	20,260	17,898	3%	17%
Money market	5,035	5,064	4,431	(1%)	14%
Foreign office	3,721	3,807	2,454	(2%)	52%
Other time	7,728	9,379	12,466	(18%)	(38%)
Certificates - $100,000 and over	4,287	5,515	7,700	(22%)	(44%)
Other	1	3	10	(72%)	(92%)

Total deposits	81,648	81,362	84,305	—	(3%)
Federal funds purchased	279	368	182	(24%)	53%
Other short-term borrowings	1,574	1,775	1,415	(11%)	11%
Accrued taxes, interest and expenses	889	869	773	2%	15%
Other liabilities	2,979	3,082	2,701	(3%)	10%
Long-term debt	9,558	10,953	10,507	(13%)	(9%)

Total liabilities	96,927	98,409	99,883	(2%)	(3%)
Equity
Common stock	1,779	1,779	1,779	—	—
Preferred stock	3,654	3,642	3,609	—	1%
Capital surplus	1,715	1,707	1,743	—	(2%)
Retained earnings	6,719	6,456	6,326	4%	6%
Accumulated other comprehensive income	314	432	241	(27%)	31%
Treasury stock	(130)	(132)	(201)	(2%)	(35%)

Total Bancorp shareholders' equity	14,051	13,884	13,497	1%	4%
Noncontrolling interest	29	29	—	—	NM

Total Equity	14,080	13,913	13,497	1%	4%

Total liabilities and equity	$111,007	$112,322	$113,380	(1%)	(2%)

(a) Amortized cost	$14,919	$15,308	$17,879	(3%)	(17%)
(b) Market values	353	354	355	—	(1%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	796,273	796,283	795,068	—	—
Treasury	5,232	5,221	6,436	—	(19%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	December 2010	September 2010	June 2010	March 2010	December 2009
Assets
Cash and due from banks	$2,159	$2,215	$2,216	$2,133	$2,318
Available-for-sale and other securities (a)	15,414	15,975	16,021	16,935	18,213
Held-to-maturity securities (b)	353	354	354	355	355
Trading securities	294	320	270	305	355
Other short-term investments	1,515	3,271	4,322	3,904	3,369
Loans held for sale	2,216	2,733	2,150	1,607	2,067
Portfolio loans and leases:
Commercial and industrial loans	27,191	26,302	26,008	26,131	25,683
Commercial mortgage loans	10,845	10,985	11,481	11,744	11,803
Commercial construction loans	2,048	2,349	2,965	3,277	3,784
Commercial leases	3,378	3,304	3,271	3,388	3,535
Residential mortgage loans	8,956	7,975	7,707	7,918	8,035
Home equity	11,513	11,774	11,987	12,186	12,174
Automobile loans	10,983	10,738	10,285	10,180	8,995
Credit card	1,896	1,832	1,841	1,863	1,990
Other consumer loans and leases	681	750	687	736	780

Portfolio loans and leases	77,491	76,009	76,232	77,423	76,779
Allowance for loan and lease losses	(3,004)	(3,194)	(3,693)	(3,802)	(3,749)

Portfolio loans and leases, net	74,487	72,815	72,539	73,621	73,030
Bank premises and equipment	2,389	2,377	2,374	2,384	2,400
Operating lease equipment	479	470	489	492	499
Goodwill	2,417	2,417	2,417	2,417	2,417
Intangible assets	62	72	83	94	106
Servicing rights	822	599	646	725	700
Other assets	8,400	8,704	8,144	7,679	7,551

Total assets	$111,007	$112,322	$112,025	$112,651	$113,380

Liabilities
Deposits:
Demand	$21,413	$20,109	$19,256	$19,482	$19,411
Interest checking	18,560	17,225	17,759	19,126	19,935
Savings	20,903	20,260	19,646	19,099	17,898
Money market	5,035	5,064	4,666	4,782	4,431
Foreign office	3,721	3,807	3,430	2,844	2,454
Other time	7,728	9,379	10,966	11,643	12,466
Certificates - $100,000 and over	4,287	5,515	6,389	6,596	7,700
Other	1	3	3	2	10

Total deposits	81,648	81,362	82,115	83,574	84,305
Federal funds purchased	279	368	240	271	182
Other short-term borrowings	1,574	1,775	1,556	1,359	1,415
Accrued taxes, interest and expenses	889	869	721	633	773
Other liabilities	2,979	3,082	2,703	2,459	2,701
Long-term debt	9,558	10,953	10,989	10,947	10,507

Total liabilities	96,927	98,409	98,324	99,243	99,883
Equity
Common stock	1,779	1,779	1,779	1,779	1,779
Preferred stock	3,654	3,642	3,631	3,620	3,609
Capital surplus	1,715	1,707	1,696	1,753	1,743
Retained earnings	6,719	6,456	6,289	6,169	6,326
Accumulated other comprehensive income	314	432	440	288	241
Treasury stock	(130)	(132)	(134)	(201)	(201)

Total Bancorp shareholders’ equity	14,051	13,884	13,701	13,408	13,497
Noncontrolling interest	29	29	—	—	—

Total Equity	14,080	13,913	13,701	13,408	13,497

Total liabilities and equity	$111,007	$112,322	$112,025	$112,651	$113,380

(a) Amortized cost	$14,919	$15,308	$15,356	$16,523	$17,879
(b) Market values	353	354	354	355	355
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	796,273	796,283	796,320	794,816	795,068
Treasury	5,232	5,221	5,184	6,688	6,436

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	December 2010	December 2009	December 2010	December 2009
Total equity, beginning	$13,913	$13,688	$13,497	$12,077
Net income (loss) attributable to Bancorp	333	(98)	753	737
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(112)	(58)	105	100
Qualifying cash flow hedges	(6)	(3)	(38)	18
Change in accumulated other comprehensive income related to employee benefit plans	1	17	6	25

Comprehensive income	216	(142)	826	880
Cash dividends declared:
Common stock	(8)	(8)	(32)	(29)
Preferred stock	(51)	(51)	(205)	(220)
Issuance of common stock	—	—	—	986
Dividends on exchange of preferred stock	—	—	—	35
Exchange of preferred stock, Series G	—	—	—	(269)
Stock-based awards exercised, including treasury shares issued	—	—	(4)	—
Stock-based compensation expense	11	9	44	45
Loans repaid (issued) related to exercise of stock-based awards, net	1	—	1	—
Impact of cumulative effect of change in accounting principle	—	—	(77)	—
Change in corporate tax benefit related to stock-based compensation	—	—	—	(29)
Reversal of OTTI	—	—	—	24
Noncontrolling interest	(1)	—	29	—
Other	(1)	1	1	(3)

Total equity, ending	$14,080	$13,497	$14,080	$13,497

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	December 2010	September 2010	December 2009	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$26,509	$26,348	$25,838	1%	3%
Commercial mortgage loans	11,276	11,462	12,126	(2%)	(7%)
Commercial construction loans	2,289	2,955	4,134	(23%)	(45%)
Commercial leases	3,314	3,257	3,574	2%	(7%)
Residential mortgage loans	10,693	9,897	10,142	8%	5%
Home equity	11,655	11,897	12,291	(2%)	(5%)
Automobile loans	10,825	10,517	8,973	3%	21%
Credit card	1,844	1,838	1,982	—	(7%)
Other consumer loans and leases	743	683	860	9%	(14%)
Taxable securities	15,367	15,580	16,999	(1%)	(10%)
Tax exempt securities	268	273	727	(2%)	(63%)
Other short-term investments	2,431	3,456	1,143	(30%)	113%

Total interest-earning assets	97,214	98,163	98,789	(1%)	(2%)
Cash and due from banks	2,284	2,283	2,276	—	—
Other assets	15,449	15,088	14,084	2%	10%
Allowance for loan and lease losses	(3,089)	(3,680)	(3,644)	(16%)	(15%)

Total assets	$111,858	$111,854	$111,505	—	—

Liabilities
Interest-bearing liabilities:
Interest checking	$17,578	$17,142	$16,324	3%	8%
Savings	20,602	19,905	17,540	4%	17%
Money market	4,985	4,940	4,279	1%	16%
Foreign office	3,733	3,592	2,516	4%	48%
Other time	8,490	10,261	13,049	(17%)	(35%)
Certificates - $100,000 and over	4,858	6,096	8,200	(20%)	(41%)
Other	9	4	51	112%	(83%)
Federal funds purchased	376	302	423	25%	(11%)
Other short-term borrowings	1,728	1,880	3,029	(8%)	(43%)
Long-term debt	10,298	10,954	10,404	(6%)	(1%)

Total interest-bearing liabilities	72,657	75,076	75,815	(3%)	(4%)
Demand deposits	21,066	19,362	18,137	9%	16%
Other liabilities	4,099	3,544	3,829	16%	7%

Total liabilities	97,822	97,982	97,781	—	—
Equity	14,036	13,872	13,724	1%	2%

Total liabilities and equity	$111,858	$111,854	$111,505	—	—

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.64%	4.81%	4.48%
Commercial mortgage loans	4.17%	3.97%	4.19%
Commercial construction loans	2.90%	3.06%	2.65%
Commercial leases	4.21%	4.34%	4.59%
Residential mortgage loans	4.64%	4.81%	5.19%
Home equity	3.98%	3.99%	4.06%
Automobile loans	5.41%	5.71%	6.18%
Credit card	10.55%	10.70%	9.66%
Other consumer loans and leases	18.68%	18.59%	11.59%

Total loans and leases	4.78%	4.85%	4.77%
Taxable securities	3.88%	4.06%	4.24%
Tax exempt securities	4.27%	4.05%	3.50%
Other short-term investments	0.25%	0.36%	0.10%

Total interest-earning assets	4.52%	4.57%	4.61%
Interest-bearing liabilities:
Interest checking	0.28%	0.29%	0.27%
Savings	0.45%	0.48%	0.70%
Money market	0.34%	0.39%	0.51%
Foreign office	0.34%	0.38%	0.36%
Other time	2.39%	2.57%	2.95%
Certificates - $100,000 and over	1.94%	1.95%	2.27%
Other	0.26%	0.09%	0.09%
Federal funds purchased	0.19%	0.17%	0.13%
Other short-term borrowings	0.19%	0.21%	0.20%
Long-term debt	2.72%	2.61%	2.65%

Total interest-bearing liabilities	1.04%	1.13%	1.39%
Ratios:
Net interest margin (taxable equivalent)	3.75%	3.70%	3.55%
Net interest rate spread (taxable equivalent)	3.48%	3.44%	3.22%
Interest-bearing liabilities to interest-earning assets	74.74%	76.48%	76.74%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	December 2010	December 2009	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$26,334	$27,556	(4%)
Commercial mortgage loans	11,585	12,511	(7%)
Commercial construction loans	3,066	4,638	(34%)
Commercial leases	3,343	3,543	(6%)
Residential mortgage loans	9,868	10,886	(9%)
Home equity	11,996	12,534	(4%)
Automobile loans	10,427	8,807	18%
Credit card	1,870	1,907	(2%)
Other consumer loans and leases	743	1,009	(26%)
Taxable securities	16,054	15,897	1%
Tax exempt securities	317	1,203	(74%)
Other short-term investments	3,328	1,035	221%

Total interest-earning assets	98,931	101,526	(3%)
Cash and due from banks	2,245	2,329	(4%)
Other assets	14,841	14,266	4%
Allowance for loan and lease losses	(3,583)	(3,265)	10%

Total assets	$112,434	$114,856	(2%)

Liabilities
Interest-bearing liabilities:
Interest checking	$18,218	$15,070	21%
Savings	19,612	16,875	16%
Money market	4,808	4,320	11%
Foreign office	3,355	2,108	59%
Other time	10,526	14,103	(25%)
Certificates - $100,000 and over	6,083	10,367	(41%)
Other	6	157	(96%)
Federal funds purchased	291	517	(44%)
Other short-term borrowings	1,635	6,463	(75%)
Long-term debt	10,902	11,035	(1%)

Total interest-bearing liabilities	75,436	81,015	(7%)
Demand deposits	19,669	16,862	17%
Other liabilities	3,580	3,926	(9%)

Total liabilities	98,685	101,803	(3%)
Equity	13,749	13,053	5%

Total liabilities and equity	$112,434	$114,856	(2%)

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.70%	4.22%
Commercial mortgage loans	4.11%	4.35%
Commercial construction loans	3.01%	2.90%
Commercial leases	4.40%	4.24%
Residential mortgage loans	4.84%	5.53%
Home equity	4.00%	4.15%
Automobile loans	5.83%	6.31%
Credit card	10.73%	10.10%
Other consumer loans and leases	15.58%	8.49%

Total loans and leases	4.84%	4.73%
Taxable securities	4.05%	4.52%
Tax exempt securities	3.92%	1.71%
Other short-term investments	0.25%	0.14%

Total interest-earning assets	4.56%	4.62%
Interest-bearing liabilities:
Interest checking	0.29%	0.26%
Savings	0.55%	0.75%
Money market	0.40%	0.60%
Foreign office	0.35%	0.45%
Other time	2.62%	3.33%
Certificates - $100,000 and over	2.06%	2.70%
Other	0.13%	0.20%
Federal funds purchased	0.17%	0.20%
Other short-term borrowings	0.21%	0.64%
Long-term debt	2.65%	2.89%

Total interest-bearing liabilities	1.17%	1.62%
Ratios:
Net interest margin (taxable equivalent)	3.66%	3.32%
Net interest rate spread (taxable equivalent)	3.39%	3.00%
Interest-bearing liabilities to interest-earning assets	76.25%	79.80%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Assets
Interest-earning assets:
Commercial and industrial loans	$26,509	$26,348	$26,179	$26,299	$25,838
Commercial mortgage loans	11,276	11,462	11,772	11,836	12,126
Commercial construction loans	2,289	2,955	3,258	3,781	4,134
Commercial leases	3,314	3,257	3,336	3,468	3,574
Residential mortgage loans	10,693	9,897	9,390	9,478	10,142
Home equity	11,655	11,897	12,102	12,338	12,291
Automobile loans	10,825	10,517	10,170	10,185	8,973
Credit card	1,844	1,838	1,859	1,940	1,982
Other consumer loans and leases	743	683	741	811	860
Taxable securities	15,367	15,580	16,263	17,030	16,999
Tax exempt securities	268	273	343	385	727
Other short-term investments	2,431	3,456	4,285	3,144	1,143

Total interest-earning assets	97,214	98,163	99,698	100,695	98,789
Cash and due from banks	2,284	2,283	2,163	2,247	2,276
Other assets	15,449	15,088	14,550	14,262	14,084
Allowance for loan and lease losses	(3,089)	(3,680)	(3,798)	(3,771)	(3,644)

Total assets	$111,858	$111,854	$112,613	$113,433	$111,505

Liabilities
Interest-bearing liabilities:
Interest checking	$17,578	$17,142	$18,652	$19,533	$16,324
Savings	20,602	19,905	19,446	18,469	17,540
Money market	4,985	4,940	4,679	4,622	4,279
Foreign office	3,733	3,592	3,325	2,757	2,516
Other time	8,490	10,261	11,336	12,059	13,049
Certificates - $100,000 and over	4,858	6,096	6,354	7,049	8,200
Other	9	4	5	8	51
Federal funds purchased	376	302	264	220	423
Other short-term borrowings	1,728	1,880	1,478	1,449	3,029
Long-term debt	10,298	10,954	10,876	11,489	10,404

Total interest-bearing liabilities	72,657	75,076	76,415	77,655	75,815
Demand deposits	21,066	19,362	19,406	18,822	18,137
Other liabilities	4,099	3,544	3,229	3,438	3,829

Total liabilities	97,822	97,982	99,050	99,915	97,781
Equity	14,036	13,872	13,563	13,518	13,724

Total liabilities and equity	$111,858	$111,854	$112,613	$113,433	$111,505

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	4.64%	4.81%	4.75%	4.61%	4.48%
Commercial mortgage loans	4.17%	3.97%	4.10%	4.20%	4.19%
Commercial construction loans	2.90%	3.06%	3.15%	2.92%	2.65%
Commercial leases	4.21%	4.34%	4.51%	4.54%	4.59%
Residential mortgage loans	4.64%	4.81%	4.77%	5.18%	5.19%
Home equity	3.98%	3.99%	4.01%	4.02%	4.06%
Automobile loans	5.41%	5.71%	6.01%	6.24%	6.18%
Credit card	10.55%	10.70%	10.91%	10.76%	9.66%
Other consumer loans and leases	18.68%	18.59%	13.65%	11.87%	11.59%

Total loans and leases	4.78%	4.85%	4.86%	4.87%	4.77%
Taxable securities	3.88%	4.06%	3.96%	4.28%	4.24%
Tax exempt securities	4.27%	4.05%	3.82%	3.65%	3.50%
Other short-term investments	0.25%	0.36%	0.20%	0.18%	0.10%

Total interest-earning assets	4.52%	4.57%	4.51%	4.62%	4.61%
Interest-bearing liabilities:
Interest checking	0.28%	0.29%	0.30%	0.28%	0.27%
Savings	0.45%	0.48%	0.60%	0.67%	0.70%
Money market	0.34%	0.39%	0.42%	0.46%	0.51%
Foreign office	0.34%	0.38%	0.36%	0.34%	0.36%
Other time	2.39%	2.57%	2.70%	2.75%	2.95%
Certificates - $100,000 and over	1.94%	1.95%	2.13%	2.16%	2.27%
Other	0.26%	0.09%	0.10%	0.02%	0.09%
Federal funds purchased	0.19%	0.17%	0.17%	0.13%	0.13%
Other short-term borrowings	0.19%	0.21%	0.21%	0.23%	0.20%
Long-term debt	2.72%	2.61%	2.64%	2.64%	2.65%

Total interest-bearing liabilities	1.04%	1.13%	1.23%	1.29%	1.39%
Ratios:
Net interest margin (taxable equivalent)	3.75%	3.70%	3.57%	3.63%	3.55%
Net interest rate spread (taxable equivalent)	3.48%	3.44%	3.28%	3.33%	3.22%
Interest-bearing liabilities to interest-earning assets	74.74%	76.48%	76.65%	77.12%	76.74%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Average Loans and Leases
Commercial:
Commercial and industrial loans	$26,338	$26,344	$26,176	$26,294	$25,816
Commercial mortgage loans	10,985	11,375	11,659	11,708	11,981
Commercial construction loans	2,171	2,885	3,160	3,700	4,024
Commercial leases	3,314	3,257	3,336	3,467	3,574

Subtotal - commercial	42,808	43,861	44,331	45,169	45,395
Consumer:
Residential mortgage loans	8,382	7,837	7,805	7,976	8,129
Home equity	11,655	11,897	12,102	12,338	12,291
Automobile loans	10,825	10,517	10,170	10,185	8,973
Credit card	1,844	1,838	1,859	1,940	1,982
Other consumer loans and leases	722	667	706	773	831

Subtotal - consumer	33,428	32,756	32,642	33,212	32,206

Total average loans and leases (excluding held for sale)	$76,236	$76,617	$76,973	$78,381	$77,601

Average loans held for sale	2,912	2,237	1,834	1,756	2,319

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$27,191	$26,302	$26,008	$26,131	$25,683
Commercial mortgage loans	10,845	10,985	11,481	11,744	11,803
Commercial construction loans	2,048	2,349	2,965	3,277	3,784
Commercial leases	3,378	3,304	3,271	3,388	3,535

Subtotal - commercial	43,462	42,940	43,725	44,540	44,805
Consumer:
Residential mortgage loans	8,956	7,975	7,707	7,918	8,035
Home equity	11,513	11,774	11,987	12,186	12,174
Automobile loans	10,983	10,738	10,285	10,180	8,995
Credit card	1,896	1,832	1,841	1,863	1,990
Other consumer loans and leases	681	750	687	736	780

Subtotal - consumer	34,029	33,069	32,507	32,883	31,974

Total portfolio loans and leases	$77,491	$76,009	$76,232	$77,423	$76,779

Core business activity	1,922	2,034	1,983	1,364	1,851
Portfolio management activity	294	699	167	243	216

Total loans held for sale	2,216	2,733	2,150	1,607	2,067

Operating lease equipment	479	470	489	492	499

Loans and Leases Serviced for Others (a):
Commercial and industrial loans	490	452	492	503	1,193
Commercial mortgage loans	337	335	315	291	264
Commercial construction loans	55	55	43	134	196
Commercial leases	125	133	143	146	150
Residential mortgage loans	54,234	52,433	51,325	50,293	48,638
Home equity	—	—	—	—	263
Automobile loans	—	—	—	—	1,230
Credit card	—	—	—	—	15
Other consumer loans and leases	—	—	—	—	7

Total loans and leases serviced for others	55,241	53,408	52,318	51,367	51,956

Total loans and leases serviced	$135,427	$132,620	$131,189	$130,889	$131,301

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	December 2010	September 2010	June 2010	March 2010	December 2009
Tier I capital:
Bancorp shareholders’ equity	$14,051	$13,884	$13,701	$13,408	$13,497
Goodwill and certain other intangibles	(2,546)	(2,525)	(2,537)	(2,556)	(2,565)
Unrealized (gains) losses	(314)	(432)	(440)	(288)	(240)
Qualifying trust preferred securities	2,763	2,763	2,763	2,763	2,763
Other	11	8	(25)	(30)	(27)

Total tier I capital	$13,965	$13,698	$13,462	$13,297	$13,428

Total risk-based capital:
Tier I capital	$13,965	$13,698	$13,462	$13,297	$13,428
Qualifying allowance for credit losses	1,278	1,265	1,267	1,277	1,297
Qualifying subordinated notes	2,930	3,114	3,012	2,843	2,923

Total risk-based capital	$18,173	$18,077	$17,741	$17,417	$17,648

Risk-weighted assets (b)	$100,193	$98,904	$98,604	$99,281	$100,933

Ratios:
Average shareholders’ equity to average assets	12.52%	12.38%	12.04%	11.92%	12.31%

Regulatory capital:

Fifth Third Bancorp
Tier I capital	13.94%	13.85%	13.65%	13.39%	13.30%
Total risk-based capital	18.14%	18.28%	17.99%	17.54%	17.48%
Tier I leverage	12.79%	12.54%	12.24%	12.00%	12.34%
Tier I common equity	7.50%	7.34%	7.17%	6.96%	6.99%

Fifth Third Bank
Tier I capital	13.18%	14.48%	14.23%	13.88%	13.49%
Total risk-based capital	15.17%	16.49%	16.24%	15.88%	15.56%
Tier I leverage	12.08%	13.10%	12.75%	12.41%	12.69%
Tier I common equity	13.18%	14.48%	14.23%	13.88%	13.50%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$26,338	$26,344	$26,176	$26,294	$25,816
Commercial mortgage loans	10,985	11,375	11,659	11,708	11,981
Commercial construction loans	2,171	2,885	3,160	3,700	4,024
Commercial leases	3,314	3,257	3,336	3,467	3,574
Residential mortgage loans	8,382	7,837	7,805	7,976	8,129
Home equity	11,655	11,897	12,102	12,338	12,291
Automobile loans	10,825	10,517	10,170	10,185	8,973
Credit card	1,844	1,838	1,859	1,940	1,982
Other consumer loans and leases	722	667	706	773	831

Total average loans and leases (excluding held for sale)	$76,236	$76,617	$76,973	$78,381	$77,601

Losses charged off:
Commercial and industrial loans	($98)	($247)	($111)	($175)	($197)
Commercial mortgage loans	(83)	(271)	(85)	(102)	(144)
Commercial construction loans	(15)	(126)	(45)	(80)	(134)
Commercial leases	(1)	(1)	(1)	(4)	(11)
Residential mortgage loans	(63)	(205)	(85)	(88)	(78)
Home equity	(68)	(69)	(64)	(75)	(85)
Automobile loans	(28)	(27)	(32)	(44)	(41)
Credit card	(35)	(38)	(44)	(46)	(46)
Other consumer loans and leases	(8)	(8)	(5)	(8)	(7)

Total losses	(399)	(992)	(472)	(622)	(743)

Recoveries of losses previously charged off:
Commercial and industrial loans	13	10	7	14	14
Commercial mortgage loans	3	3	7	3	2
Commercial construction loans	4	5	2	2	(1)
Commercial leases	4	—	1	—	3
Residential mortgage loans	1	1	—	—	—
Home equity	3	3	3	2	3
Automobile loans	9	10	12	13	9
Credit card	2	2	2	2	2
Other consumer loans and leases	4	2	4	4	3

Total recoveries	43	36	38	40	35

Net losses charged off:
Commercial and industrial loans	(85)	(237)	(104)	(161)	(183)
Commercial mortgage loans	(80)	(268)	(78)	(99)	(142)
Commercial construction loans	(11)	(121)	(43)	(78)	(135)
Commercial leases	3	(1)	—	(4)	(8)
Residential mortgage loans	(62)	(204)	(85)	(88)	(78)
Home equity	(65)	(66)	(61)	(73)	(82)
Automobile loans	(19)	(17)	(20)	(31)	(32)
Credit card	(33)	(36)	(42)	(44)	(44)
Other consumer loans and leases	(4)	(6)	(1)	(4)	(4)

Total net losses charged off	($356)	($956)	($434)	($582)	($708)

Net charge-off Ratios:
Commercial and industrial loans	1.27%	3.57%	1.58%	2.49%	2.81%
Commercial mortgage loans	2.86%	9.34%	2.68%	3.42%	4.69%
Commercial construction loans	1.88%	16.58%	5.46%	8.57%	13.28%
Commercial leases	(0.34%)	0.10%	(0.01%)	0.44%	0.88%
Residential mortgage loans	2.93%	10.37%	4.35%	4.46%	3.82%
Home equity	2.20%	2.19%	2.03%	2.38%	2.65%
Automobile loans	0.68%	0.65%	0.80%	1.27%	1.38%
Credit card	7.12%	7.68%	9.05%	9.23%	8.81%
Other consumer loans and leases	4.09%	3.88%	0.31%	2.07%	2.49%

Total net charge-off ratio	1.86%	4.95%	2.26%	3.01%	3.62%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$3,194	$3,693	$3,802	$3,749	$3,681
Impact of change in accounting principle	—	—	—	45	—
Total net losses charged off	(356)	(956)	(434)	(582)	(708)
Provision for loan and lease losses	166	457	325	590	776

Allowance for loan and lease losses, ending	$3,004	$3,194	$3,693	$3,802	$3,749

Reserve for unfunded commitments, beginning	$231	$254	$260	$294	$284
Impact of change in accounting principle	—	—	—	(43)	—
Provision for unfunded commitments	(4)	(23)	(6)	9	10

Reserve for unfunded commitments, ending	$227	$231	$254	$260	$294

Components of allowance for credit losses:
Allowance for loan and lease losses	$3,004	$3,194	$3,693	$3,802	$3,749
Reserve for unfunded commitments	227	231	254	260	294

Total allowance for credit losses	$3,231	$3,425	$3,947	$4,062	$4,043

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$557	$525	$731	$746	$734
Commercial mortgage loans	407	464	773	853	898
Commercial construction loans	182	211	383	479	646
Commercial leases	11	30	45	55	67
Residential mortgage loans	152	124	282	266	275
Home equity	23	23	21	23	21
Automobile loans	1	1	1	1	1
Other consumer loans and leases	—	—	—	—	—

Total nonaccrual portfolio loans and leases	1,333	1,378	2,236	2,423	2,642
Restructured loans and leases - commercial (non accrual)	141	31	48	39	47
Restructured loans and leases - consumer (non accrual)	206	175	246	271	258

Total nonperforming portfolio loans and leases	1,680	1,584	2,530	2,733	2,947
Repossessed personal property	27	29	16	21	22
Other real estate owned	467	469	423	375	275

Total nonperforming assets (a)	2,174	2,082	2,969	3,129	3,244
Nonaccrual loans held for sale	247	680	163	239	220
Restructured loans - commercial (non accrual) held for sale	47	19	4	4	4

Total nonperforming assets including loans held for sale	$2,468	$2,781	$3,136	$3,372	$3,468

Restructured Consumer loans and leases (accrual)	$1,560	$1,588	$1,602	$1,480	$1,392
Restructured Commercial loans and leases (accrual)	$228	$146	$113	$76	$68

Ninety days past due loans and leases:
Commercial and industrial loans	$16	$29	$48	$63	$118
Commercial mortgage loans	11	29	53	44	59
Commercial construction loans	3	5	37	9	17
Commercial leases	—	1	4	4	4

Total commercial loans and leases	30	64	142	120	198

Residential mortgage loans	100	111	107	157	189
Home equity	89	87	90	89	99
Automobile loans	13	13	12	13	17
Credit card	42	42	46	57	64
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	244	253	255	316	369

Total ninety days past due loans and leases	$274	$317	$397	$436	$567

Ratios
Net losses charged off as a percent of average loans and leases	1.86%	4.95%	2.26%	3.01%	3.62%
Allowance for loan and lease losses:
As a percent of loans and leases	3.88%	4.20%	4.85%	4.91%	4.88%
As a percent of nonperforming loans and leases (a)	179%	202%	146%	139%	127%
As a percent of nonperforming assets (a)	138%	153%	124%	122%	116%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.15%	2.07%	3.30%	3.51%	3.82%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	2.79%	2.72%	3.87%	4.02%	4.22%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	3.08%	3.51%	3.98%	4.24%	4.38%

(a)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconcilation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	December 2010	September 2010	June 2010	March 2010	December 2009
Total Bancorp shareholders’ equity (U.S. GAAP)	14,051	13,884	13,701	13,408	13,497
Less:
Preferred stock	(3,654)	(3,642)	(3,631)	(3,620)	(3,609)
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(62)	(72)	(83)	(94)	(106)

Tangible common equity, including unrealized gains / losses (a)	7,918	7,753	7,570	7,277	7,365
Less: Accumulated other comprehensive income / loss	(314)	(432)	(440)	(288)	(241)

Tangible common equity, excluding unrealized gains / losses (b)	7,604	7,321	7,130	6,989	7,124
Add back: Preferred stock	3,654	3,642	3,631	3,620	3,609

Tangible equity (c)	11,258	10,963	10,761	10,609	10,733

Total assets (U.S. GAAP)	111,007	112,322	112,025	112,651	113,380
Less:
Goodwill	(2,417)	(2,417)	(2,417)	(2,417)	(2,417)
Intangible assets	(62)	(72)	(83)	(94)	(106)

Tangible assets, including unrealized gains / losses (d)	108,528	109,833	109,525	110,140	110,857
Less: Accumulated other comprehensive income / loss, before tax	(483)	(665)	(677)	(443)	(370)

Tangible assets, excluding unrealized gains / losses (e)	108,045	109,168	108,848	109,697	110,487

Total Bancorp shareholders’ equity (U.S. GAAP)	14,051	13,884	13,701	13,408	13,497
Goodwill and certain other intangibles	(2,546)	(2,525)	(2,537)	(2,556)	(2,565)
Unrealized gains	(314)	(432)	(440)	(288)	(241)
Qualifying trust preferred securities	2,763	2,763	2,763	2,763	2,763
Other	11	8	(25)	(30)	(26)

Tier I capital	13,965	13,698	13,462	13,297	13,428
Less:
Preferred stock	(3,654)	(3,642)	(3,631)	(3,620)	(3,609)
Qualifying trust preferred securities	(2,763)	(2,763)	(2,763)	(2,763)	(2,763)
Qualifying noncontrolling interest in consolidated subsidiaries	(30)	(30)	—	—	—

Tier I common equity (f)	7,518	7,263	7,068	6,914	7,056

Common shares outstanding (g)	796	796	796	795	795

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (h)	100,193	98,904	98,604	99,281	100,933

Ratios:
Tangible equity (c) / (e)	10.42%	10.04%	9.89%	9.67%	9.71%
Tangible common equity (excluding unrealized gains/losses) (b) / (e)	7.04%	6.70%	6.55%	6.37%	6.45%
Tangible common equity (including unrealized gains/losses) (a) / (d)	7.30%	7.06%	6.91%	6.61%	6.64%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (b) / (h)	7.59%	7.40%	7.23%	7.04%	7.06%
Tangible book value per share (a) / (g)	9.94	9.74	9.51	9.16	9.26
Tier I common equity (f) / (h)	7.50%	7.34%	7.17%	6.96%	6.99%

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended December 31, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	390	357	108	29	35	919
Provision for loan and lease losses	(135)	(117)	(93)	(11)	190	(166)

Net interest income after provision for loan and lease losses	255	240	15	18	225	753
Total noninterest income	170	225	159	90	12	656
Total noninterest expense	(266)	(390)	(157)	(108)	(66)	(987)

Net income before taxes	159	75	17	—	171	422
Applicable income taxes (a)	(17)	(26)	(6)	—	(39)	(88)

Net income	142	49	11	—	132	334
Net income attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	142	49	11	—	131	333
Dividends on preferred stock	—	—	—	—	63	63

Net income available to common shareholders	142	49	11	—	68	270

For the three months ended September 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	389	381	105	35	6	916
Provision for loan and lease losses	(559)	(150)	(235)	(12)	499	(457)

Net interest income after provision for loan and lease losses	(170)	231	(130)	23	505	459
Total noninterest income	139	227	225	88	148	827
Total noninterest expense	(246)	(387)	(146)	(101)	(99)	(979)

Net income (loss) before taxes	(277)	71	(51)	10	554	307
Applicable income taxes (a)	132	(25)	18	(4)	(190)	(69)

Net income (loss)	(145)	46	(33)	6	364	238
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—

Net income (loss) attributable to Bancorp	(145)	46	(33)	6	364	238
Dividends on preferred stock	—	—	—	—	63	63

Net income (loss) available to common shareholders	(145)	46	(33)	6	301	175

For the three months ended June 30, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	390	380	96	36	(15)	887
Provision for loan and lease losses	(188)	(121)	(117)	(8)	109	(325)

Net interest income after provision for loan and lease losses	202	259	(21)	28	94	562
Total noninterest income	164	227	123	87	19	620
Total noninterest expense	(241)	(391)	(139)	(100)	(64)	(935)

Net income (loss) before taxes	125	95	(37)	15	49	247
Applicable income taxes (a)	(9)	(33)	13	(5)	(21)	(55)

Net income (loss)	116	62	(24)	10	28	192
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	116	62	(24)	10	(34)	130

For the three months ended March 31, 2010	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	377	382	109	38	(5)	901
Provision for loan and lease losses	(278)	(153)	(137)	(13)	(9)	(590)

Net interest income after provision for loan and lease losses	99	229	(28)	25	(14)	311
Total noninterest income	161	213	155	91	7	627
Total noninterest expense	(237)	(374)	(118)	(96)	(131)	(956)

Net income (loss) before taxes	23	68	9	20	(138)	(18)
Applicable income taxes (a)	28	(24)	(3)	(7)	14	8

Net income (loss)	51	44	6	13	(124)	(10)
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	51	44	6	13	(186)	(72)

For the three months ended December 31, 2009	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total

Net interest income (a)	357	388	109	40	(12)	882
Provision for loan and lease losses	(405)	(159)	(128)	(14)	(70)	(776)

Net interest income after provision for loan and lease losses	(48)	229	(19)	26	(82)	106
Total noninterest income	144	236	132	89	50	651
Total noninterest expense	(243)	(349)	(130)	(94)	(151)	(967)

Net income (loss) before taxes	(147)	116	(17)	21	(183)	(210)
Applicable income taxes (a)	84	(41)	6	(7)	70	112

Net income (loss)	(63)	75	(11)	14	(113)	(98)
Dividends on preferred stock	—	—	—	—	62	62

Net income (loss) available to common shareholders	(63)	75	(11)	14	(175)	(160)

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended December 31, 2010, $4 million for the three months ended September 30, 2010, $5 million for the three months ended June 30, 2010, $4 million for the three months ended March 31, 2010 and $5 for the three months ended December 31, 2009.